Exhibit 99.1
BankAtlantic Bancorp, Inc. Announces Terms of Rights Offering
FORT LAUDERDALE, FL — June 10, 2010 — BankAtlantic Bancorp, Inc. (NYSE:BBX; the “Company”) today announced that it has set a subscription price of $1.50 per share for its previously announced rights offering of up to $25 million of its Class A Common Stock. Upon commencement of the rights offering, the Company will distribute non-transferable subscription rights to purchase shares of its Class A Common Stock to each holder of its Class A Common Stock and Class B Common Stock as of the close of business on June 14, 2010, the record date for the rights offering. The number of subscription rights to be distributed with respect to each outstanding share of the Company’s Class A Common Stock and Class B Common Stock will be determined based on the total number of outstanding shares as of the close of business on the record date. The Company will not issue fractional subscription rights; rather, the number of subscription rights to which each shareholder is entitled will be rounded up to the nearest whole number.
Each whole subscription right will entitle the holder to subscribe for one share of the Company’s Class A Common Stock at the subscription price of $1.50 per share. This is referred to as the basic subscription right. Rights holders who elect to exercise their basic subscription rights in full will also have an over-subscription option pursuant to which they may request to purchase, at the same $1.50 per share subscription price, additional shares of the Company’s Class A Common Stock that remain unsubscribed for at the expiration of the rights offering. Any over-subscription request will be subject to acceptance by the Company, the availability of shares of the Company’s Class A Common Stock after giving effect to all exercises of basic subscription rights and the allocation of the remaining shares among all rights holders whose over-subscription requests are accepted by the Company. The Company may reject over-subscription requests if it determines that the issuance of shares of Class A Common Stock to a rights holder would jeopardize or limit the Company’s ability to use its available net operating losses to offset future taxable income.
Alan B. Levan, the Company’s Chairman and Chief Executive Officer, said, “While BankAtlantic’s capital levels at March 31, 2010 exceeded “well capitalized” regulatory capital thresholds, we believe it is prudent to raise additional capital at this time. The Board concluded that proceeding with a rights offering was advisable as it does not entail many of the substantial costs associated with an underwritten public offering and it provides our shareholders the opportunity to participate on a pro rata basis and maintain their ownership position in our Company.”
The subscription rights will be exercisable until 5:00 p.m., New York City time, on July 20, 2010, unless the Company extends the rights offering. The Company reserves the right to cancel or terminate the rights offering at any time prior to its expiration.

Rights offering materials, including a prospectus supplement (and accompanying base prospectus) and other items necessary to exercise the subscription rights, will be mailed on or about June 18, 2010 to eligible shareholders. The prospectus supplement (and accompanying base prospectus) will contain important information about the rights offering, and shareholders are urged to read the document carefully when available. Questions from shareholders about the rights offering may be directed to the information agent for the rights offering, Georgeson Inc., at 199 Water Street, 26th Floor, New York, New York 10038, telephone (888) 219-8320 for shareholders and (212) 440-9800 for banks and brokers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. When available, copies of the prospectus supplement (and accompanying base prospectus) relating to these securities may be obtained by contacting BankAtlantic Bancorp, Inc., Attn: Investor Relations, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309.
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic.
About BankAtlantic:
BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches, online banking division - BankAtlantic.com, and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week with extended weekday hours, Free Online Banking & Bill Pay, a 7-Day Customer Service Center and Change Exchange coin counters.
For further information, please visit our websites:
www.BankAtlanticBancorp.com
www.BankAtlantic.com
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www.BankAtlanticBancorp.com.
BankAtlantic Bancorp Contact Info:
Leo Hinkley, Investor and Media Relations Officer
Telephone: (954) 940-5300
Email: InvestorRelations@BankAtlanticBancorp.com
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Media Relations:
Sharon Lyn, Vice President

Telephone: 954-940-6383, Fax: 954-940-5320
Email: CorpComm@BankAtlanticBancorp.com
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Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties, including, but not limited to, the risk that, because of business, economic or market conditions or for any other reasons within BankAtlantic Bancorp’s discretion, BankAtlantic Bancorp may decide not to pursue the rights offering, the risk that the rights offering may not be consummated on the contemplated terms, or at all, and the risk that issuances of shares may impact BankAtlantic Bancorp’s ability to use its available net operating losses to offset future taxable income. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by BankAtlantic Bancorp with the Securities and Exchange Commission.